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nct ____________________________________________________________ NCT GROUP, INC.



June 22, 1999


Mr. Richard Hennessey
President
Pro Tech Communications, Inc.
311 Industrial 25th Street
Ft. Pierce, Florida 34946

Dear Mr. Hennessey:

     The purpose of this letter is to set forth the basic terms by which Pro Tech communications, Inc. or an entity succeeding to its assets and liabilities (collectively, the "Seller") would be willing to sell to NCT Hearing Products, Inc. ("NCT") or an entity created by it (collectively, such entity and NCT are herein referred to as the "Buyer") all of the ownership interests in Seller. We are writing to you in order to seek you approval of the following basic terms around which we would proceed to develop terms and conditions of a definitive agreement (the "Definitive Agreement") under which the acquisition would be consummated. Except as specifically set forth herein, this Letter of Intent shall be non-binding and in the event that the parties are unable to reach a Definitive Agreement, neither party shall have any claims against the other except for breach of the parties' respective obligations in the confidentiality agreement referred to in paragraph 11 hereof.

     1. PURCHASED INTERESTS. Buyer will acquire the majority ownership interest in Seller, via a purchase by Buyer from Seller of stock of Seller (the "Purchased Interest"). Pursuant to such purchase, Buyer will succeed to the indirect ownership of Seller's assets and shall assume Seller's liabilities.

     2. PURCHASE PRICE. In consideration for the Purchased Interests to be acquired by Buyer, Buyer shall license to Seller its technology for use with Products in the Market as defined in Schedule B for shares of the Seller's common stock having a value of $0.31 per share, or an aggregate value of Six Million One Hundred Thirty Six Thousand Dollars ($6,136,000) (the "Purchase Price"). The Buyer also agrees to raise Two Million dollars ($2,000,000) of additional equity. Schedule A outlines the structure of the ownership after the transaction is completed.


       One Dock Street, Suite 300, Stamford, CT 06902 * Tel 203-961-0500,
                     Fax 203-348-4106 * www.nct-active.com
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     3. SELLER'S EMPLOYEES. Buyers shall provide employment opportunities to
     Seller's management employees listed on Exhibit A attached hereto upon terms and conditions no less favorable than those in existence as of the date hereof. In addition, Buyer shall employ sufficient numbers of Seller's non-management employees after Closing to ensure that Seller is not in violation of the worker Adjustment and Retaining Notification Act and/or any similar state law.

     4. DIRECTORSHIP. The Buyer and Seller agree that pursuant to an agreed upon Shareholder Agreement the Seller and Buyer will each have three Directors on the BOD.

     5. RESTRICTIVE COVENANT. At the Closing, the management of Seller shall deliver to Buyer non-competition agreements prohibiting management of Seller from competing with Buyer, the terms of which shall be mutually agreed upon by Buyer and Seller.

     6. DUE DILIGENCE. The parties hereto acknowledge that Buyer has not had ample opportunity to engage in due diligence review of Seller, and, consequently, additional due diligence period shall be available to Buyer, and the Definitive Agreement shall be conditional to Closing based on Buyer's investigation of Seller. Seller will make available to Buyer and its representatives all information and records relating to the Seller and the Purchased Interests and shall provide access to management personnel to discuss such information. Buyer shall conduct its due diligence as expeditiously as possible after execution of this letter and in a manner so as not to interfere with the Seller or its business. The Buyer will bear primary responsibility for drafting the Definitive Agreement.

     7. CONDUCT OF BUSINESS. From the date hereof until August 23, 1999, the Seller shall continue to conduct its business in the ordinary course and shall not engage in any sale of its assets or shares of its capital stock, enter into any transaction, contact or commitment, incur any liability or obligation, or make any disbursement not in the ordinary course of business. Buyer shall not be obligated to close if there is nay material adverse change in the financial or operational condition of the Seller after the date executed hereof. The Seller and the Buyer will agree to limitations on the occurrence prior to closing of any new indebtedness, the issuance of any new securities, debt or equity, and similar status quo limitations as are customary for an acquisition of this nature.

     8. BROKERAGE. Seller has not and will not retain any broker, finder, placement agent or other party who would be entitled to any fee, commission or other compensation, except for Union Atlantic LC, whose fee of two percent (2%) of the total number of the Seller's shares of common stock issued and outstanding at the completion of the transaction will be paid equally by Seller and Buyer at the Closing. It is understood and agreed by the parties hereto that with respect to such shares, Union Atlantic LC shall have the piggyback registration rights as set forth in Addendum "A" to the Consulting Agreement between the Seller and



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     Union Atlantic LC. This paragraph shall not apply to any parties furnishing legal services or accounting services to Buyer or Seller in connection with the acquisition nor shall it apply to the Buyer's obligation to raise $2,000,000 of additional equity.

     9. EXCLUSIVITY. Neither the Seller nor its board of directors or shareholders shall solicit, discuss, negotiate or provide information to any party in connection with, or consider ay other proposal for, the purchase or sale of any capital stock or assets of Seller. This restriction shall remain in effect for a period commencing on the date of execution hereof and shall continue until such time as (i) the Definitive Agreement is signed by the parties, or (ii) sixty days from the date of execution hereof.

     10. EXPENSES. Each of the Buyer and Seller shall pay all of its own expenses incidental to the negotiation and preparation of this document and of all other documentation, including financial statements relating to the acquisition, regardless of whether the acquisition is consummated.

     11. CONFIDENTIALITY. In order to provide for the confidentiality and non-disclosure of information exchanged by the parties in connection with the negotiation and closing of the acquisition, the parties shall execute a mutually-binding confidentiality agreement.

     12. CONDITIONS PRECEDENT TO CLOSING. The consummation of the acquisition of the Purchased Interests is subject to the following conditions:

          a. The execution by the parties, on or before August 22, 1999, of the Definitive Agreement containing customary terms and provisions applicable to transaction similar to that discussed herein, unless such terms and provisions are limited herein.

          b. The entering into of the non-competition agreements described in Section 5 hereto.

          c. The Buyer shall have raised the Two Million Dollars ($2,000,000) of equity referred to in Section 2 hereof.

          d. The Seller shall have received an opinion from Union Atlantic LC that the transactions referred to herein are fair, from a financial point of review, to the Seller and its shareholders.

          e. The Closing shall have taken place on or before August 22, 1999. If the closing has not occurred by such date, the Seller shall have the right to pursue alternative transactions with other parties and shall have no further obligations to the Buyer, except for the



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               obligations in the confidentiality agreement referred to in paragraph 11 hereof.

     If the proposal described in this Letter is acceptable, please indicate by signing and dating the duplicate copies in the space provided below and return all but two (2) originally executed copies to the undersigned. Closing will be held as soon as possible after execution of the Definitive Agreement and the fulfillment of the other conditions precedent, but in no event later than August 22, 1999.


Sincerely,,

NCT Hearing Products, Inc.


/s/ Irene Lebovics
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Irene Lebovics
President


Agreed and accepted this 22nd day of June, 1999

Pro Tech Communications, Inc.



By: Richard Hennessey
-----------------------------------
Richard Hennessey, President





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